As filed with the Securities and Exchange Commission on December 22, 1997

                                                       Registration No. 33-84578
                                                      Registration No. 333-04505

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-8

                            POST-EFFECTIVE AMENDMENT
                                       TO
                             REGISTRATION STATEMENTS
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                          AK STEEL HOLDING CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



          DELAWARE                                        31-1401455
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization


                                703 CURTIS STREET
                             MIDDLETOWN, OHIO 45043
               (Address, Including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Offices)


                          AK STEEL HOLDING CORPORATION
                            1994 STOCK INCENTIVE PLAN
                              (Full Title of Plan)


                                  JOHN G. HRITZ
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          AK STEEL HOLDING CORPORATION
                                703 CURTIS STREET
                             MIDDLETOWN, OHIO 45043
                                  513-425-5000
                     (Name and Address, Including Zip Code,
        and Telephone Number, Including Area Code, of Agent For Service)


                                   Copies to:

                             STEPHEN H. COOPER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000




================================================================================

This document constitutes Post-Effective Amendment No. 4 to Registration Statement No. 33-84578 and Post-Effective Amendment No. 1 to Registration Statement No. 333-04505. Pursuant to Rule 429 under the Securities Act of 1933, the Reoffer Prospectus included herein is a combined prospectus and relates to shares previously registered under cover of Registration Statements Nos. 33-84578 and 333-04505.

================================================================================

                                PRELIMINARY NOTE


            This Post-Effective Amendment to Registration Statements Nos. 33-84578 and 333-04505 is being filed (i) to adjust all references in the Reoffer Prospectus to numbers of shares to reflect a two-for-one split of the Registrant's Common Stock on November 17, 1997 and (ii) to update the information with respect to Selling Stockholders set forth in the Reoffer Prospectus.

REOFFER PROSPECTUS

                          AK STEEL HOLDING CORPORATION

                   4,913,194 Shares of Common Stock under the
                          AK Steel Holding Corporation
                            1994 Stock Incentive Plan

            Certain directors and executive officers of AK Steel Holding Corporation, a Delaware corporation (the "Company"), who may be deemed "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933, as amended, may offer and sell from time to time shares of the Company's Common Stock, par value $.01 per share, that may be acquired by such persons pursuant to the AK Steel Holding Corporation 1994 Stock Incentive Plan (the "1994 Plan"). Such offers and sales will be made pursuant to this Reoffer Prospectus, copies of which have been filed with the New York Stock Exchange (the "NYSE"). Persons offering and selling shares of Common Stock pursuant to this Reoffer Prospectus are referred to herein as the "Selling Stockholders."

            Shares of Common Stock may be sold from time to time by a Selling Stockholder directly to purchasers. Alternatively, a Selling Stockholder may sell shares of Common Stock in one or more transactions (including block transactions) on the NYSE, in transactions occurring in the public market off the NYSE, in separately negotiated transactions or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Shares may be sold by Selling Stockholders through brokers acting on behalf of such Selling Stockholders or to dealers for resale by such dealers, and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from such Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). In addition, any shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

            All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other selling expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder. The Company will not be entitled to any of the proceeds from any sales of Common Stock by the Selling Stockholders, although the Company will receive payment upon exercise of any options under which shares of Common Stock are acquired for cash by a Selling Stockholder.

            The Common Stock is listed for trading on the NYSE under the symbol "AKS". On December 19, 1997, the closing price of the Common Stock as reported on the NYSE Composite Tape was $_______ per share.


                           --------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT
        HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


            The date of this Reoffer Prospectus is December 22, 1997

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

            This Prospectus constitutes a part of a Registration Statement on Form S-8 filed by the Company with the Commission under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the shares of Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

      (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-13696);

      (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997 (File No. 1-13696);

      (c) the Company's Current Reports on Form 8-K dated January 27, 1997, March 25, 1997, April 10, 1997, September 24, 1997 and October 14, 1997 (File No. 1-13696); and

      (d) the Company's Registration Statement on Form 8-A with respect to registration of the Common Stock under Section 12(b) of the Exchange Act (File No. 1-13696).

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

            Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

            The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to AK Steel Holding Corporation, 703 Curtis Street, Middletown, Ohio, 45043 (telephone number (513) 425-5000), attention: Corporate Secretary.

                                  THE COMPANY

            The Company is a fully-integrated producer of flat rolled steel. It concentrates on the production of premium quality coated, cold rolled and hot rolled carbon steel primarily for sale to the automotive, appliance, construction and manufacturing markets. The Company also cold rolls and aluminum coats stainless steel for automotive industry markets.

            The Company is a Delaware corporation. Its principal executive office is located at 703 Curtis Street, Middletown, Ohio 45043, and its telephone number at that address is (513) 425-5000.

                              SELLING STOCKHOLDERS

            The following table sets forth (a) the name and position or positions with the Company and/or its subsidiaries of each Selling Stockholder;
(b) the number of shares of Common Stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each Selling Stockholder as of November 30, 1997; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this Prospectus, whether or not such Selling Stockholder has a present intention to do so; and
(d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered, assuming no other change in the beneficial ownership of the Company's Common Stock by such Selling Stockholder after November 30, 1997. After the completion of such sales, no Selling Stockholder will own more than one percent of the Company's outstanding Common Stock. This Reoffer Prospectus may be amended or supplemented from time to time to add or delete one or more persons to or from the list of Selling Stockholders.

Name and Principal                    Shares
Position With                         Beneficially  Shares Offered    Shares Beneficially
The Company                           Owned         for Sale(1)       Owned after Sale
------------------                    ------------  --------------    -------------------
Richard M. Wardrop, Jr.                 637,362         383,334           254,028
Chairman of the Board and
  Chief Executive Officer

Mark G. Essig                            78,780          14,668            64,112
Executive Vice President -
  Commercial

Thomas C. Graham, Jr.                    24,946           8,334            16,612
Vice President - Research and
  Design Engineering

John G. Hritz                            38,686           8,002            30,684
Vice President, General Counsel
  and Secretary

Donald B. Korade                         38,310          22,668            15,642
Controller

Alan H. McCoy                            21,266          12,000             9,266
Vice President - Public Affairs

Richard E. Newsted                      173,218         120,668            52,550
Executive Vice President,
  Chief Financial Officer

James W. Stanley                         28,338          12,666            15,672
Vice President - Safety and Health

James L. Wainscott                       28,452           5,334            23,118
Vice President and Treasurer

James F. Walsh                          104,510          67,002            37,508
Vice President - Manufacturing

James L. Wareham                         25,000             -0-            25,000
President

Allen Born                               12,454          10,000             2,454
Director


-----------------------------
(Table continues on following page)


                                     5

Name and Principal                    Shares
Position With                         Beneficially  Shares Offered    Shares Beneficially
The Company                           Owned         for Sale(1)       Owned after Sale
------------------                    ------------  --------------    -------------------

John A. Georges                          13,516           10,000             3,516
Director

Dr. Bonnie Guiton Hill                    3,006              -0-             3,006

Robert J. Jenkins                        11,026           10,000             1,026
Director

Lawrence A. Leser                        11,128           10,000             1,128
Director

Robert E. Northam                        11,756           10,000             1,756
Director

Cyrus Tang                               35,916           10,000            25,916
Director

Dr. James A. Thompson                    10,526           10,000               526
Director


-------------------
(1) Consists of shares underlying options that are currently exercisable or will become exercisable within 60 days and shares that are the subject of restricted stock awards that will become vested within 60 days.


                              PLAN OF DISTRIBUTION

            The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may sell the shares of Common Stock in one or more transactions (including block transactions) on the NYSE, in sales occurring in the public market off the NYSE, in separately negotiated transactions or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Shares may be sold by Selling Stockholders through brokers acting on behalf of such Selling Stockholders or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from such Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

            The Selling Stockholders and any dealer participating in the distribution of any shares of Common Stock or any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the shares of Common Stock by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

            In order to comply with the securities laws of certain states, if applicable, the shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

            All expenses incurred in connection with registration of the shares under the Securities Act are being borne by the Company, but all brokerage commissions and other selling expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder. The Company will not receive any proceeds from any sales of Common Stock offered by Selling Stockholders pursuant to this Prospectus, although the Company will receive payment upon the exercise of any options under which shares of Common Stock are acquired by the Selling Stockholders for cash.


                                    EXPERTS

      The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by DELOITTE & TOUCHE LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

=======================================   ======================================

NO DEALER, SALESMAN OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATION NOT
CONTAINED IN THIS PROSPECTUS AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY THE                         AK STEEL
COMPANY. THIS PROSPECTUS DOES NOT                        HOLDING
CONSTITUTE AN OFFER TO SELL OR A                       CORPORATION
SOLICITATION OF AN OFFER TO BUY ANY OF
THE SECURITIES OFFERED HEREBY IN ANY
JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH OFFER IN SUCH
JURISDICTION. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THE INFORMATION HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO THE DATE
HEREOF OR THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY SINCE SUCH
DATE.

                                                     4,913,194 SHARES
         --------------------
                                                            OF

           TABLE OF CONTENTS                           COMMON STOCK
                                    Page             (par value $.01)
                                    ----
Available Information.............    2
Incorporation of Certain
  Documents by Reference..........    2
The Company.......................    4
Selling Stockholders..............    5
Plan of Distribution..............    6
Experts...........................    7


                                                   ---------------------


                                                         PROSPECTUS


                                                   ---------------------






                                                     December 22, 1997


=======================================   ======================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 8. EXHIBITS.

Exhibit No.       Description
-----------       -----------

23.1              Consent of Deloitte & Touche LLP.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements Nos. 33-84578 and 333-04505 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of Ohio, on December 19, 1997.



                                     AK STEEL HOLDING CORPORATION

                                     By: /s/ RICHARD M. WARDROP
                                         --------------------------------------
                                         Richard M. Wardrop, Jr.,
                                         Chairman and Chief Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.



        SIGNATURE                       TITLE                        DATE
        ---------                       -----                        ----


            *                Chairman of the Board             December 19, 1997
-------------------------    and Chief Executive Officer
Richard M. Wardrop, Jr.      (principal executive officer)
                             and a Director


            *                Executive Vice President,         December 19, 1997
-------------------------    Chief Financial Officer
Richard E. Newsted           (principal financial officer)



/s/ DONALD B. KORADE         Controller                        December 19, 1997
-------------------------    (principal accounting officer)
Donald B. Korade



                             Director                          December   , 1997
-------------------------
Allen Born


            *                Director                          December 19, 1997
-------------------------
John A. Georges


                             Director                          December   , 1997
-------------------------
Dr. Bonnie Guiton Hill


/s/ ROBERT H. JENKINS        Director                          December 19, 1997
-------------------------
Robert H. Jenkins


                             Director                          December   , 1997
-------------------------
Lawrence A. Leser


            *                Director                          December 19, 1997
-------------------------
Robert E. Northam

            *                Director                          December 19, 1997
-------------------------
Cyrus Tang


                             Director                          December   , 1997
-------------------------
James A. Thomson, Ph.D



        *By: /s/ DONALD B. KORADE
             ---------------------------
             Donald B. Korade,
             Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.            Description
-----------            -----------

  23.1                 Consent of Deloitte & Touche LLP.